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                                                             Exhibit 99(a)


FOR IMMEDIATE RELEASE

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Press Contact: John Doorley                Investor Contact:  Jim Hinrichs
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               (908) 232-2052 -- Home
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       ASTRA AB PURCHASES 50 PERCENT STAKE IN JOINT VENTURE WITH MERCK

         Whitehouse Station, NJ, November 1, 1994 -- Astra AB, Sweden's leading pharmaceutical company, announced today that it has paid Merck & Co., Inc., the world's largest prescription drug company, $820 million for a share in a joint venture. The venture will be carried on in a company called Astra Merck, Inc., in which Merck and Astra each have a 50 percent interest. The payment to Merck will result in an estimated net after-tax gain of approximately $275 million.

         A 1982 licensing agreement entitling Merck to exclusive rights to most Astra compounds in the United States was the first step toward creating the new company. Under the first phase of the agreement, Merck introduced three Astra products ('Prilosec', 'Plendil' and 'Tonocard') to the U.S. market. When sales of these products reached a specified level in July 1993, Merck began building the infrastructure and business capabilities for the separate joint venture company to be known as Astra Merck, Inc.

         Astra Merck, Inc. has the rights to develop and market most new prescription medicines from Astra's research. Astra Merck, Inc. will also use this development capability and its novel approach to pharmaceutical marketing to attract potential licensors.


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         "We are very pleased that Astra is teaming up with us in this joint venture," said Raymond V. Gilmartin, Chairman and CEO of Merck. "Astra's decision to buy in to the joint venture company is the culmination of a 12-year relationship that has benefited both companies as well as patients in the United States. The joint venture company offers products and services that bring special value to the changing health-care marketplace."

         Astra Merck, Inc., which is based in Wayne, Pennsylvania, will work with its customers to develop customized health-care solutions -- products, information, education and services -- that help customers deliver optimal patient care. Astra Merck is committed to attracting and training outstanding people capable of deploying the most sophisticated technology for its customers. Astra Merck's President is Wayne Yetter, a veteran senior marketing executive from Merck.

         Astra AB is an international pharmaceutical company which in recent years has become one of the fastest growing companies in its industry. It is based in Sodertalje, Sweden, and, in terms of market capitalization, is one of that country's largest companies. Astra's subsidiary in the United States, which has mainly been engaged in the hospital market, is now adding a division to serve the outpatient care market. The division, with a staff of about 350, will market products that are not covered by Astra's agreement with Merck.

         Merck & Co., Inc., is a worldwide research-intensive company that discovers, develops, produces and markets human and animal health products and services. Merck, which is headquartered in Whitehouse Station, N.J., has manufacturing facilities in 15 countries and eight major research centers around the world. Merck will spend an estimated $1.3 billion on research and development in 1994. Its Medco unit is the leading pharmacy benefits management company.
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